Exhibit 99.1

National Interstate Corporation Announces Promotion of Anthony J. Mercurio to President

Richfield, Ohio, November 16, 2015 - National Interstate Corporation (Nasdaq: NATL; National Interstate) announced that effective November 12, 2015, the Board of Directors promoted Anthony (Tony) J. Mercurio to President. Mr. Mercurio has served as Executive Vice President and Chief Operating Officer of National Interstate since January 1, 2013, and he will continue to serve as Chief Operating Officer. Mr. David Michelson will continue to serve as Chief Executive Officer of National Interstate.

Originally joining the National Interstate organization in 1997, Mr. Mercurio has held numerous management and executive positions with our subsidiaries, National Interstate Insurance Company and Vanliner Insurance Company, throughout his tenure, including serving as chief executive officer of Vanliner Insurance Company from 2010 through 2012. Prior to joining National Interstate, Mr. Mercurio held various product and management positions with Westfield Insurance Company and American International Group.

Mr. Michelson stated: “It is my pleasure to announce Tony becoming President of National Interstate. His appointment to President is both my and the Board of Directors’ acknowledgement and appreciation of Tony’s many contributions over the years. Tony knows this business at all levels and has been a trusted colleague and friend for many years. I couldn’t be more pleased with this appointment.”

In accepting this appointment, Mr. Mercurio said: “I thank Dave and the Board for the confidence they have shown in me. I have devoted a large part of my career to National Interstate and its continued success remains my number one goal. I would also like to thank my colleagues and associates at National Interstate as well as the many valued business partners that work with us. Without them, this would not have been possible.”

Mr. Mercurio holds a Bachelor’s degree from the University of Mount Union and Master of Business Administration degree from Cleveland State University. He has also earned a Certified Professional Insurance Agent designation and an Associate in Risk Management designation.

About National Interstate Corporation
National Interstate Corporation (Nasdaq:NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which offers products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company's insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE:AFG) (Nasdaq:AFG)

Contact:
Gary Monda
National Interstate Corporation
877-837-0339
investorrelations@nationalinterstate.com
www.natl.com